EXHIBIT 99.3

                      Travis Boats Reports Fiscal Year 2003
                      Results and Update on Key Initiatives

AUSTIN, Texas, Dec 02, 2003 /PRNewswire-FirstCall via Comtex/ -- Travis Boats & Motors, Inc. (Nasdaq: TRVS) today reported the results of operations for its fourth quarter and fiscal year ended September 30, 2003 and provided an update on several key initiatives on operations and financing.

Results of Operations

Net sales were $31,566,000 for the quarter ended September 30, 2003, compared to net sales of $40,644,000 for the same quarter of the prior fiscal year. The decline in net sales is related to operating fewer stores, a decline in comparable store sales and the decline in average retail prices due to the aggressive sell-through of non-current inventory as outlined in the business plan strategies implemented in March 2003 and discussed below. Comparable store sales declined 17.4% (30 stores in base) for the quarter ended September 30,
2003. For the fiscal year ended September 30, 2003 net sales totaled $140,715,000, compared to net sales of $176,523,000 for the fiscal year ended September 30, 2002. Comparable store sales declined 15.7% (30 stores in base) for the fiscal year ended September 30, 2003. The Company had 30 and 34 stores in operation on September 30, 2003 and 2002, respectively. The operation of fewer stores accounted for approximately $2,530,000 of the decline in net sales for the quarter and approximately $10,690,000 of the decline in net sales for the fiscal year ended September 30, 2003, respectively.

For the quarter ended September 30, 2003, the Company reported a net loss of $4,274,000 ($0.99 per basic and diluted share) after preferred stock dividends of $120,000. The Company had a net loss of $8,699,000 ($2.01 per basic and diluted share), after preferred stock dividends of $120,000 for the same quarter of the prior fiscal year.

For the fiscal year ended September 30, 2003, the Company reported a net loss of $9,379,000, ($2.17 per basic and diluted share). This loss includes $480,000 in preferred stock dividends.

The net loss for the quarter and fiscal year ended September 30, 2003 was due in part to the impact of the reduction in net sales and gross profit due to the accelerated sell-through of approximately $20 million in inventory as outlined in the business plan strategies discussed below, the operation of fewer store locations and the expenses of closing four store locations. The results for the quarter and fiscal year ended September 30, 2003 exclude the gain of


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approximately   $1,100,000   resulting   from   the   Company   completing   two
sale/leaseback transactions as discussed in more detail below.

For the fiscal year ended September 30, 2002, the Company, after dividends of $187,000, had a net loss prior to the cumulative effect of accounting change, of $10,451,000 ($2.41 per basic and diluted share). As of October 1, 2001, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets". Based on application of the provisions of SFAS 142, the Company incurred a non-cash, non-recurring charge of approximately $6,528,000, net of taxes. The charge eliminated the Company's goodwill accounts. Inclusive of the cumulative effect of accounting change, the Company's net loss for the fiscal year ended September 30, 2002 was approximately $16,979,000 ($3.91 per basic and diluted share).

Mark Walton, President of Travis Boats, said, "Although it was a difficult year, our associates embraced our business plan objectives and I am pleased with the execution of our inventory sell-through, implementation of expense controls and our debt management. We continue to make meaningful progress on these and other key objectives." Mr. Walton also added, "We look forward to the introduction of many exciting new boat lines in fiscal 2004. I remain enthusiastic about our prospects as we focus on the execution of our 2004 store operating budgets and prepare for the upcoming 2004 boat show season."

Key Initiatives -- Travis Boats & Motors, Inc. also has provided an update and status on various key initiatives.

Real Estate Borrowing Agreements -- As previously discussed in press releases, we recently entered into a new $5.3 million real estate loan covering seven of our store locations. The financing package will provide the Company with over $1.0 million of incremental working capital and fully repay the Company's remaining real estate debt with Hibernia National Bank. It also allows the Company to continue its announced strategy of selectively marketing certain store locations in sale/leaseback transactions.

The Company has recently completed sale/leaseback transactions on its store locations in Austin, Texas and Dallas, Texas. Both locations were sold to investors in market value transactions and leased back by the Company in a series of long-term leases. As a result of these transactions, the Company will recognize a gain of approximately $1.1 million. For financial reporting, the


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gain will be deferred  ratably over a period of  approximately  ten years and is not reflected in the results of operations as of September 30, 2003.

Several other properties are also currently being marketed for sale/leasebacks. If the other properties attain similar terms to the two leasebacks recently completed, the Company would generate significant additional cash proceeds, after debt repayment. Each of these listed properties is in a vibrant market area and the Company has received considerable interest from potential investors.

Senior Inventory Borrowing Agreements -- The Company's Senior Inventory Lenders (the "Inventory Lenders") have continued to support Travis Boats and also the Company's continued execution of its business plan. The Company expects its performance to the plan to serve as the basis for the renewal of its Inventory Borrowing Agreements with terms providing the necessary time and flexibility for the Company to execute its strategy. Pending formal approvals and documentation, the Company has reviewed certain preliminary financial covenant levels with its Inventory Lenders.

Business Plan -- as previously discussed in our prior releases, the Company in mid March began implementation of a plan strategy that included acceleration of the sell-through of prior year and discontinued inventory. The sell-through resulted in a short-term adverse effect on the Company's average retail prices and gross profits for the period of April - September of 2003, offset by a significant improvement in working capital from its inventory borrowing base requirements. The sell-through met our plan objectives in both the amount of aged inventory sold and in the incremental working capital of an estimated $2,500,000 realized by the Company in the process. As of this date, management believes the sell-through to be substantially complete and has developed additional controls and procedures to maintain the current status of its inventory.

Richard Birnbaum, Chairman of Travis Boats said, "The last several months have been a rebuilding process as we reposition Travis for the future. Our initiatives related to inventory management and the sell-through of non-currents, operational excellence, and expense control are beginning to take hold. Looking forward, our focus on human capital, customer service, and marketing will add to this formula. Our recently completed, rigorous sales, expense and operations review in conjunction with our annual budgeting process reinforced our potential. I continue to be impressed by the effort and dedication of the entire Travis team."


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Travis Boats & Motors,  Inc., is a leading  multi-state  superstore  retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates 30 store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The Company's website is www.travisboatingcenter.com .

     TRAVIS BOATS & MOTORS, INC. and SUBSIDIARIES
     Financial Highlights
     (in thousands, except
      share and store data)
                                  Three Months Ended       Fiscal Year Ended
                                        Sept 30,                Sept 30,
     (Unaudited, except as noted)   2003        2002        2003        2002
                                                                      AUDITED
    Net sales                   $  31,566   $  40,644   $ 140,715   $ 176,523
    Cost of goods sold             26,010      33,317     113,059     139,451

    Gross profit                    5,556       7,327      27,656      37,072

    Selling, general and
     administrative                 8,480      11,805      33,162      38,984
    Store closing expense             ---         ---         307         ---
    Depreciation and amortization     578         611       2,441       2,474
                                    9,058      12,416      35,910      41,458

    Operating income/(loss)        (3,502)     (5,089)     (8,254)     (4,386)
    Interest expense                 (667)       (810)     (3,281)     (4,018)
    Other income/(expense)             15         (27)        103        (167)


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    Loss before income taxes,
     and cumulative effect
     of accounting change          (4,154)     (5,926)    (11,432)     (8,571)
    Income tax (provision)/
     benefit                          ---      (2,653)      2,533      (1,693)

    Net loss before
     cumulative effect of
     accounting change          $  (4,154)  $  (8,579)  $  (8,899)  $ (10,264)

    Cumulative effect of
     accounting change, net
     of taxes of $2,281               ---         ---         ---      (6,528)

        Net loss                $  (4,154)  $  (8,579)  $  (8,899)  $ (16,792)

    Preferred Stock dividends        (120)       (120)       (480)       (187)
        Net loss attributable
         to common shareholders $  (4,274)  $  (8,699)  $  (9,379)  $ (16,979)

    Basic and Diluted loss per share
    Net loss before preferred
     stock dividends and
     cumulative effect of
     accounting change, net         (0.96)      (1.98)      (2.05)      (2.36)
    Preferred stock dividends       (0.03)      (0.03)      (0.12)      (0.05)
    Cumulative effect of
     accounting change, net           ---         ---         ---       (1.50)
        Net loss                $   (0.99)  $   (2.01)  $   (2.17)  $   (3.91)

    Weighted average basic
     and diluted common shares
     outstanding                4,307,553   4,333,781   4,320,028   4,345,265


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    Supplemental Data,
    (unaudited, except as noted)        Sept 30,
                                    2003        2002
    AUDITED
    Cash                        $   3,414   $   4,253
    Inventory (net)             $  30,970   $  56,957
    Revolving/Inventory debt    $  28,658   $  50,949
    Stores open at end of period       30          34


Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, and the Company's ability to restructure to stop operating losses. These and numerous other risk factors were identified in the Report on Form 10-K filed for fiscal year 2002 and other documents filed of record.

     Contact:  Michael B. Perrine
               Chief Financial Officer
               (512) 347 - 8787 Ext 119

SOURCE Travis Boats & Motors, Inc.

Michael B. Perrine, Chief Financial Officer of Travis Boats &
Motors, Inc., +1-512-347-8787, Ext. 119
http://www.prnewswire.com

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